Exhibit 12

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)

                                                    Thirteen Weeks Ended              Twenty-Six Weeks Ended
--------------------------------------------------------------------------------------------------------------------
                                               November 28,      November 29,     November 28,      November 29,
                                                   1999              1998             1999              1998
--------------------------------------------------------------------------------------------------------------------
Consolidated Earnings from Operations
   Before Income Taxes.....................     $   37,965        $   24,657        $  111,192       $   78,528
Plus Fixed Charges.........................         10,488             9,921            20,353           20,447
Less Capitalized Interest..................           (458)             (260)             (899)            (520)
                                                ----------        ----------        ----------       ----------
Consolidated Earnings from Operations
   Before Income Taxes Available to
   Cover Fixed Charges.....................     $   47,995        $   34,318        $  130,646       $   98,455
                                                ==========        ==========        ==========       ==========

Ratio of Consolidated Earnings to Fixed
   Charges.................................           4.58              3.46              6.42             4.82
                                                ==========        ==========        ==========       ==========

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

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